MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Ivany Mining, Inc., of our report dated October 13, 2008 on our audit of the financial statements of Ivany Mining, Inc. as of June 30, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2008, 2007 and inception on April 23, 1990 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 14, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501